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                                                                   EXHIBIT 10.27

                              CONSULTING AGREEMENT


         This Consulting Agreement (the "Agreement") is entered into effective this 31st day of January, 2003 ("Effective Date"), by and between INPUT/OUTPUT, INC., a Delaware corporation ("Company") and Kenneth W. Pope ("Consultant").

                                    RECITALS

         Consultant has previously served as an executive of the Company; and

         The parties, having terminated the employment relationship between Consultant and Company pursuant to the terms of that certain Separation Agreement and General Release which became effective on January 24, 2003 (the "Separation Agreement"), now wish to engage Consultant to serve as a consultant to Company commencing as of the Effective Date hereof upon an subject to the terms and conditions set forth in this Agreement.

                                    AGREEMENT

         1. Definitions. The following terms shall have the meanings ascribed to them below, the following definitions to be equally applicable to both the singular and plural form of the terms:

                  1.1. "Affiliate" shall mean when used with reference to a specified Person (defined below): (i) any Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person; and (ii) any Person that is an officer of, partner in, or serves in a similar capacity to, the specified Person or of which the specified Person serves in a similar capacity; and (iii) any Person owning or controlling ten percent (10%) or more of the outstanding voting securities of such other entity; and (iv) any member of the immediate family of the specified Person or any legal representative or trustee for the benefit of such member.

                  1.2. "Person" shall mean an individual, partnership, corporation, trust or other entity.

                  1.3. "Term" shall mean the term of this Agreement, commencing on February 15, 2003 and continuing for the lesser of two (2) years; or, unless earlier terminated pursuant to Section 6 hereof.

         2. Engagement. Notwithstanding any provision contained herein to the contrary, this Agreement is subject to the execution, delivery and effectiveness of the Separation Agreement and its terms and conditions. Company, during the Term, shall appoint and engage the Consultant as consultant and advisor as of the Effective Date hereof with respect to the matters specified in, subject to the terms and conditions of, and for the compensation provided in, this Agreement. The Consultant accepts this appointment and engagement effective as of such date as a consultant and advisor to Company, subject to the terms and conditions of this Agreement.

         3. Duties of Consultant. Consultant will assist the Company in marketing its VectorSeis(R) product line, securing sales in China and otherwise supporting the sales and marketing department of Company.



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The Consultant agrees that he will serve the Company to the best of his ability, projecting a positive and professional image on behalf of Company and its Affiliates.

         4. Non-Disclosure. Consultant acknowledges, understands and agrees that he will be furnished confidential information concerning the business of Company and its subsidiaries, including information relating to its customers and to the design, construction and operation of Company's products and services ("Confidential Information"). Consultant further acknowledges that all Confidential Information, whether developed by Consultant, Company, their Affiliates or other Persons while carrying out the terms and provisions of this Agreement (or previously developed by Company, its Affiliates or other Persons, either during the term of this Agreement or prior thereto), shall be the exclusive and confidential property of Company or its Affiliates, as the case may be, and shall be regarded, treated and protected as such. Consultant shall not use, in any way, or disclose any of the Confidential Information, directly or indirectly, or permit any other person, firm or entity to avail himself or itself of the benefit or use of the Confidential Information, or any aspect thereof, either during the term of this Agreement or otherwise, or at any time thereafter, except as may be necessary to perform his obligations with respect to his consulting services hereunder.

                  4.1. All files, records, documents, information, data and similar items and documentation relating to the business of Company and its subsidiaries and that of Company's and its subsidiaries' customers, whether prepared by Consultant or otherwise coming into his possession, shall remain the exclusive property of Company and its subsidiaries, as the case may be, and Consultant agrees to return all such files, records, documents, information, data and similar items and documentation to Company immediately upon the termination of this Agreement for any reason.

                  4.2. The parties hereto stipulate that as between them, the Confidential Information is important, material and confidential, and gravely affects the effective and successful conduct of the business of Company and its subsidiaries and their goodwill, and that Company would suffer irreparable injury if this information were divulged to any Person in competition with Company or any of its subsidiaries. Consultant agrees to disclose, fully and promptly, and only to Company, all ideas, methods, plans, improvements or patentable inventions of any kind, which are (i) made or discovered, in whole or in part, by Consultant during the performance of Consultant's job duties, (ii) the result of any aid, support or assistance by Company or its subsidiaries, or (iii) created during his work time with Company or its subsidiaries.

                  4.3. The obligations of Consultant set forth in this Section 4 are continuous and shall survive the termination, for any reason whatsoever, of this Agreement.

                  4.4. When used or referred to in this Agreement, Confidential Information shall not include information which is in the public domain or information generally known in the oil and gas exploration and production services industry or the seismic detection, data acquisition, or information processing or interpretation equipment industries.

         5. Covenant Not to Compete. Consultant hereby agrees that Consultant will not for two years following the date of this Agreement, directly or indirectly, for himself or on behalf of or in conjunction with any other person:
(i) engage, as an officer, director, shareholder, owner, partner, joint venturer or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor or as a sales representative, in any business that competes with the products and services offered by Company on the date of this Agreement; (ii) call upon any person which is, at that time, or which has been, within one (1)



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year prior to that time, a customer of Company (including the direct or indirect subsidiaries thereof) for the purpose of soliciting or selling products or services in direct competition with the Company or any subsidiary of the Company; or (iii) call upon any prospective acquisition candidate, on Consultant's own behalf or behalf of any competitor, which candidate was, to Consultant's actual knowledge after due inquiry, either called upon by the Company (including the direct or indirect subsidiaries thereof) or for which the Company made an acquisition analysis, for the purpose of acquiring such entity. Notwithstanding the foregoing, this Section 5 shall not be deemed to prohibit Consultant from acquiring as an investment not more than two percent (2%) of the capital stock of a competing business, whose stock is traded on a national securities exchange or over-the-counter.

                  5.1. Consultant acknowledges and agrees that failure to comply with this Section 5 shall constitute a material breach of this Agreement which shall entitle the Company to withhold all benefits and other consideration specified herein.

                  5.2. The covenants in this Section 5 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall be reformed in accordance therewith.

                  5.3. All of the covenants in this Section 5 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Consultant against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.

                  5.4. It is agreed by the parties that the foregoing covenants in this Section 5 impose a reasonable restraint on Consultant in light of the activities and business of the Company (including the Company's direct and indirect subsidiaries) and the past and current duties of Consultant. It is further agreed by the parties hereto that, in the event that Consultant shall enter into a business or pursue other activities not in violation of this Section 5, Consultant shall not be chargeable with a violation of this Section 5 if the Person conducting such business or activities shall thereafter enter into a business or course of activities that is competitive with the Company, provided that Consultant does not actively participate in any way in the business or course of activities that competes with the Company. It is further agreed by the parties hereto that, in the event Consultant shall enter into a business or pursue other activities not in competition with the Company (including the Company's direct and indirect subsidiaries), and such new business or activities are not in violation of this Section 5 or of Consultant's obligations under this
         Section 5, Employee shall not be chargeable with a violation of this
         Section 5 if the Company (including the Company's direct and indirect subsidiaries) shall thereafter enter the same, similar or a competitive business or course of activities.

         6. Innovations. As used in this Agreement, the term "Innovations" means all processes, machines, manufactures, compositions of matter, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), moral rights, mask works, trademarks, trade names, trade dress, trade secrets, know-how, ideas (whether or not protectable under trade secret laws), and all other subject matter protectable under patent, copyright, moral right, mask work, trademark, trade secret or other laws, and includes without limitation all new or useful art, combinations, discoveries, formulae, manufacturing



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techniques, technical developments, discoveries, artwork, software and designs.
"Innovations" includes "Inventions", which is defined to mean any inventions protected under patent laws.

                  6.1. Consultant has identified on Exhibit A attached hereto all Innovations, applicable to the business of Company or relating in anyway to Company's business or demonstrably anticipated research and development of business, which Consultant conceived, reduced to practice, created, derived, developed or made by Consultant prior to the Effective Date (collectively, the "Prior Innovations") and Consultant represents that such list is complete. Consultant acknowledges and agrees that Consultant has no rights in any such Innovations other than those Prior Innovations specified in Exhibit A. If there is not list on Exhibit A Consultant represents that Consultant has neither conceived, reduced to practice, created, derived, developed nor made any such Prior Innovations at the time of signing of this Agreement.

                  6.2. Consultant hereby agrees promptly to disclose and describe to Company, and Consultant hereby does and will assign to Company or Company's designee Consultant's entire right, title, and interest in and to (a) each of the Innovations (including Inventions), and any associated intellectual property rights, which Consultant may solely or jointly conceive, reduce to practice, create, derive, develop or make while providing services to the Company, which either (i) relate, at the time of conception, reduction to practice, creation, derivation, development, or making of such Innovation, to Company's business or actual or demonstrably anticipated research or development, or (ii) were developed on any amount of Company's time or with the use of any of Company's equipment, supplies, facilities or trade secret information, or (iii) resulted from any work Consultant performed for the Company, and (b) each of the Innovations which is not an Invention and any associated intellectual property rights, which Consultant may solely or jointly conceive, develop, reduce to practice, create, derive, develop, or make while providing services to the Company, which are applicable to the business of the Company (collectively, the Innovations identified in clauses (a) and (b) are hereinafter the "Company Innovations"). To the extent any of the rights, title and interest in and to Company Innovations cannot be assigned by Consultant to the Company, Consultant hereby grants to the Company an exclusive, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice such non-assignable rights, title and interest. To the extent any of the rights, title and interest in and to Company Innovations can neither be assigned or licensed by Consultant to the Company, Consultant hereby irrevocable waives and agrees never to assert such non-assignable and non-licensable rights, title and interest against the Company or any of the Company's successor in interest to such non-assignable and non-licensable rights. Consultant hereby grants to the Company or the Company's designees a royalty free, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice all applicable patent, copyright, moral right, mask work, trade secret and other intellectual property rights relating to any Prior Innovations which Consultant incorporates, or permits to be incorporated, in any Company Innovations. Notwithstanding the foregoing, Consultant agrees that Consultant will not incorporate, or permit to be incorporated, any Prior Innovations in any Company Innovations without the Company's prior written consent.

                  6.3. Consultant agrees to perform, during and after providing services to the Company, all acts deemed necessary or desirable by the Company to permit and assist the Company, at Company's expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Proprietary Information and Innovations assigned or licensed to, or whose rights are irrevocably waived and shall not be asserted against, the Company under this Agreement. Such acts may include, but are not limited to, execution of documents and assistance or cooperation (i) in filing, prosecution, registration, and memorialization of assignment of any patents, copyrights, mask work, moral rights,



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         trade secrets, or other proprietary rights, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Proprietary Information or Innovations.

         7. Covenant Not to Solicit. Consultant acknowledges that the Company's employees are valuable to the Company's business and that information regarding the Company's employees, including without limitation information as to their background, training and compensation, is Confidential Information. Consultant agrees that for a period of twenty-four (24) months from the Effective Date of this Agreement (whether or not this Agreement is terminated sooner than the 24 month period), he will not directly or indirectly solicit or otherwise induce or encourage any person in the employment of the Company or any consultant to the Company to terminate such employment or consulting arrangement or to accept employment or enter into any consulting agreement with anyone other than the Company.

         8. Early Termination. Notwithstanding any other provision of this Agreement, at any time during the Term, Consultant's engagement hereunder shall terminate upon his death or Disability, or by Company upon Consultant's material breach or material violation of any of his agreements contained herein or in the Separation Agreement. As used herein, "Disability" shall mean a physical or mental impairment that renders Consultant unable to perform the essential functions of his position with or without reasonable accommodation.

         9. Injunctive Relief. Because of the unique nature of the Confidential Information, Consultant acknowledges, understands and agrees that Company will suffer immediate and irreparable harm if Consultant fails to comply with any of his obligations under Sections 4, 5, 6 and 7 of this Agreement, and that monetary damages will be inadequate to compensate Company for such breach. Accordingly, Consultant agrees that Company shall, in addition to any other remedies available to them at law or in equity, be entitled to temporary, preliminary, and permanent injunctive relief to enforce the terms of Sections 4, 5, 6 and 7 without the necessity of proving inadequacy of legal remedies or irreparable harm.

         10. Compensation. Subject to the terms and conditions hereof, in consideration of the consulting services to be rendered by Consultant to Company hereunder, and in consideration of the covenants of Consultant set forth in Sections 4, 5, 6 and 7 herein, Company agrees to pay Consultant: (i) $50,000 on each of October 15, 2003 and January 15, 2004, provided that Consultant assists in at least three VectorSeis presentations at the 2003 SEG tradeshow and Consultant assists the Company in closing a minimum of $10 million in sales to customers in China, and (ii) $4,167 on the 1st and 15th of each month beginning on February 15, 2003 and continuing for 24 months, provided that this amount will be reduced after March 1, 2004 by up to $6,249.75 per month by the amount of any other compensation Consultant receives from parties unaffiliated with Company for services as an employee or independent contractor. In addition, all payments pursuant to this Section 10 are contingent being available to Company for up to at least 50 hours per month for the first twelve months of this Agreement and up to 25 hours per month for the remaining Term.

         11. Independent Contractor. While serving as Consultant, the Consultant shall at all times be an independent contractor rather than a co-venturer, agent, employee or representative of Company or its Affiliates. It is understood and agreed that Contractor shall pay all taxes, licenses, and fees levied or assessed on Contractor in connection with or incident to the performance of this Agreement by any governmental agency, including, without limitation, unemployment compensation insurance, old age benefits, social security, or any other taxes upon wages of Contractor, its agents, employees, and representatives. Contractor agrees to require the same agreements of its subcontractors and to be liable for any breach of any such agreements by any of its subcontractors. Contractor agrees to reimburse Company



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on demand for all such taxes or governmental charges, state or federal, which the Company may be required or deem it necessary to pay on account of employees of the Contractor or its subcontractors. Contractor agrees to furnish the Company with the information required to enable it to make the necessary reports and pay such taxes or charges. If statutorily required, the Company is authorized to deduct all sums required to be paid for such taxes and governmental charges from any amounts that may be or become due to Contractor.

         12. Governing Law. This Agreement shall be governed by the internal laws (without giving effect to principles of conflict of laws) of the State of Texas and the internal laws (without giving effect to principles of conflict of laws) of the United States of America.

         13. Notice. Any notice provided or permitted to be given under this Agreement must be in writing, but may be served by deposit in the mail, addressed to the party to be notified, postage prepaid, and registered or certified, with a return receipt requested. Notice given by registered mail shall be deemed delivered and effective on the date of delivery shown on the return receipt. Notice may be served in any other manner, including telex, telecopy, telegram, etc., but shall be deemed delivered and effective as of the time of actual delivery. For purposes of notice the addresses of the parties shall be as follows:

                                    If to Company:

                                    Input/Output, Inc.
                                    12300 Parc Crest Drive
                                    Stafford, TX 77477
                                    Attn: General Counsel

                                    If to Consultant:

                                    Kenneth W. Pope

                                    -------------------

                                    --------------------

Each party may change its address for notice by giving written notice of such address to the other party.

         14. Entire Agreement. Except as specifically contemplated under Section 2 hereof, this Agreement, which incorporates all prior understandings relating to its subject matter, contains the entire agreement of the parties with respect to its subject matter and shall not be modified except by written instrument executed by each party.

         15. Waiver. The failure of a party to insist upon strict performance of any provision of this Agreement shall not constitute a waiver of, or estoppel against asserting, the right to require performance in the future. A waiver or estoppel in any one instance shall not constitute a waiver or estoppel with respect to a later breach.

         16. Severability. If any of the terms and conditions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any political body having jurisdiction over this subject matter, that contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as it if did not contain the particular provision or provisions held to be invalid, the rights and obligations of the parties shall be construed and enforced accordingly, and this Agreement shall remain in full force and effect.



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         17. Construction. The headings in this Agreement are inserted for convenience and identification only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any other provisions hereof. Whenever the context requires, the gender of all words used in this Agreement shall include the masculine, feminine, and neuter, and the number of all words shall include the singular and the plural. In the event of a conflict among this Agreement and any Exhibit, this Agreement shall control.

         18. Counterpart Execution. This Agreement may be executed in any number of counterparts with the same effect as if all the parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

         19. Successors and Assigns. Except as otherwise provided, this Agreement shall apply to, and shall be binding upon, the parties hereto, their respective successors and assigns, and all persons claiming by, through or under any of these persons. This Agreement is personal to Consultant and cannot be assigned or delegated by Consultant.

         20. Cumulative Rights. The rights and remedies provided by this Agreement are cumulative, and the use of any right or remedy by any party shall not preclude or waive its right to use any or all other remedies. These rights and remedies are given in addition to any other rights a party may have by law, statute, in equity or otherwise.

         21. No Third Party Beneficiary. Any agreement to pay an amount or any assumption of liability herein contained, express or implied, shall be only for the benefit of the undersigned parties and their permitted successors and assigns, and such agreements and assumption shall not inure to the benefit of the obligees of any other party whomsoever, it being the intention of the undersigned that, except as otherwise expressly contemplated herein, no one shall be deemed to be a third party beneficiary of this Agreement.

         22. Drafting Party. This Agreement expresses the mutual intent of the parties to this Agreement. Accordingly, regardless of the party preparing any document, the rule of construction against the drafting party shall have no application to this Agreement.

         23. Reliance. All covenants, agreements, representations and warranties made in this Agreement shall be conclusively considered to have been relied upon by the parties in entering into this Agreement.

         24. Dispute Resolution. Subject to Company 's right to seek legal or equitable relief in court as provided in Section 9 of this Agreement, any dispute, controversy or claim arising out of or in relation to or connection to this Agreement, including without limitation any dispute as to the construction, validity, interpretation, enforceability or breach of this Agreement, shall be exclusively and finally settled by arbitration, and either party may submit such dispute, controversy or claim, including a claim for indemnification under this
Section 24, to arbitration.

                  24.1 Arbitrators. The arbitration shall be heard and determined by one arbitrator, who shall be impartial and who shall be selected by mutual agreement of the parties; provided, however, that if the dispute involves more than $ 25,000, then the arbitration shall be heard and determined by three (3) arbitrators. If three (3) arbitrators are necessary as provided above, then (i) each side shall appoint an arbitrator of its choice within thirty (30) days of the submission of a notice of arbitration and (ii) the party-appointed arbitrators shall in turn appoint a presiding arbitrator of the tribunal within thirty (30) days following the appointment of the last party-appointed arbitrator. If (x) the parties cannot agree on



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         the sole arbitrator, (y) one party refuses to appoint its
         party-appointed arbitrator within said thirty (30) day period or (z) the party-appointed arbitrators cannot reach agreement on a presiding arbitrator of the tribunal, then the appointing authority for the implementation of such procedure shall be the Senior United States District Judge for the Southern District of Texas, who shall appoint an independent arbitrator who does not have any financial interest in the dispute, controversy or claim. If the Senior United States District Judge for the Southern District of Texas refuses or fails to act as the appointing authority within ninety (90) days after being requested to do so, then the appointing authority shall be the Chief Executive Officer of the American Arbitration Association, who shall appoint an independent arbitrator who does not have any financial interest in the dispute, controversy or claim. All decisions and awards by the arbitration tribunal shall be made by majority vote.

                  24.2 Proceedings. Unless otherwise expressly agreed in writing by the parties to the arbitration proceedings:

                  i. The arbitration proceedings shall be held in Houston, Texas, or Stafford, Texas, at a site chosen by mutual agreement of the parties, or if the parties cannot reach agreement on a location within thirty (30) days of the appointment of the last arbitrator, then at a site chosen by the arbitrators;

                  ii. The arbitrators shall be and remain at all times wholly independent and impartial;

                  iii. The arbitration proceedings shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as amended from time to time;

                  iv. Any procedural issues not determined under the arbitral rules selected pursuant to item (iii) above shall be determined by the law of the place of arbitration, other than those laws which would refer the matter to another jurisdiction;

                  v. The costs of the arbitration proceedings (including attorneys' fees and costs) shall be borne in the manner determined by the arbitrators;

                  vi. The decision of the arbitrators shall be reduced to writing; final and binding without the right of appeal; the sole and exclusive remedy regarding any claims, counterclaims, issues or accounting presented to the arbitrators; made and promptly paid in United States dollars free of any deduction or offset; and any costs or fees incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement;

                  vii. The award shall include interest from the date of any breach or violation of this Agreement, as determined by the arbitral award, and from the date of the award until paid in full, at 6% per annum; and

                  viii. Judgment upon the award may be entered in any court having jurisdiction over the person or the assets of the party owing the judgment or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.



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         25. Acknowledgment Of Parties. Each party acknowledges that he or she or it has voluntarily and knowingly entered into an agreement to arbitration under this Section by executing this Agreement.


         EXECUTED effective as of the date written above.

                                       COMPANY:

                                       INPUT/OUTPUT, INC.


                                       By: /s/ Brad Eastman
                                           -------------------------------------

                                       Name: Brad Eastman

                                       Title: Vice President & Chief
                                              Administrative Officer


                                       CONSULTANT:

                                         /s/ Kenneth W. Pope
                                         ---------------------------------------
                                         Kenneth W. Pope




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